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                                                                      Exhibit 99



                                             CONTACT: BOB BUTTER
                                                      MEDIA
                                                      412-456-3866

                                                      JEFFREY SWOVELAND
                                                      ANALYSTS
                                                      412-553-5869

EQUITABLE RESOURCES COMPLETES COMBINATION OF ITS GULF OF MEXICO ASSETS WITH WESTPORT OIL AND GAS COMPANY

Pittsburgh, April 10 - Equitable Resources (NYSE: EQT) announced today that it has completed the previously announced combination of its Gulf of Mexico assets with Westport Oil and Gas Company.

In the transaction, Equitable received approximately $50 million in cash and a significant minority interest in the combined company. Equitable has named Murry Gerber, President and CEO, and Dave Porges, Executive Vice President and CFO, as two of its four board appointments to Westport's Board.

Westport, a privately held company with gas and oil production in the Rockies, mid-continent and Gulf Coast, is based in Denver. The Gulf Coast operations for the combined company will continue to be located in Houston as it has been for both Westport and Equitable Resources. Westport's CEO, Don Wolf, will retain his position and will remain a member of Westport's Board.

This transaction concludes Equitable Resources' direct investment in the Gulf of Mexico area. Equitable is now positioned to focus on its core business of natural gas distribution and Appalachian production. Equitable expects to reflect its minority investment in Westport using the equity method of accounting.

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Equitable Resources is an integrated energy company, with emphasis on
Appalachian area natural gas production, natural gas transmission and distribution and leading-edge energy management services for customers throughout the United States. The company also owns energy management projects in selected international markets.


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EQUITABLE RESOURCES' RECENT NEWS RELEASES ARE AVAILABLE FREE OF CHARGE BY FAX OR
THROUGH COMPANY NEWS ON-CALL AT 1-800-758-5804, EXT. 289250; OR ON THE INTERNET AT http://www.eqt.com.